[AGCA Stationary]

October 20, 2009

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements made by Asia Premium Television Group, Inc. which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company’s Current Report on Form 8-K dated October 15, 2009, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K.

Yours very truly,

/s/ AGCA, Inc.

AGCA, Inc.